Exhibit 99.3

Investors and Media:

Shantanu Agrawal

630-824-1907

SUNCOKE ENERGY, INC. DECLARES CASH DIVIDEND

Lisle, IL (May 2, 2022) – Today, SunCoke Energy, Inc. (NYSE: SXC) announced that its Board of Directors declared a cash dividend of $0.06 per share of the Company’s common stock to be paid June 1, 2022 to stockholders of record at the close of business on May 18, 2022.

ABOUT SUNCOKE ENERGY, INC.

SunCoke Energy, Inc. (NYSE: SXC) supplies high-quality coke to domestic and international customers. Our coke is used in the blast furnace production of steel as well as the foundry production of casted iron, with the majority of sales under long-term, take-or-pay contracts. We also export coke to overseas customers seeking high-quality product for their blast furnaces. Our process utilizes an innovative heat-recovery technology that captures excess heat for steam or electrical power generation and draws upon more than 60 years of cokemaking experience to operate our facilities in Illinois, Indiana, Ohio, Virginia and Brazil. Our logistics business provides export and domestic material handling services to coke, coal, steel, power and other bulk customers. The logistics terminals have the collective capacity to mix and transload more than 40 million tons of material each year and are strategically located to reach Gulf Coast, East Coast, Great Lakes and international ports. To learn more about SunCoke Energy, Inc., visit our website at www.suncoke.com.

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